The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement     SUBJECT TO COMPLETION             May 3, 2007

       Pricing Supplement to the Prospectus dated January 5, 2007 and the
                  Prospectus Supplement dated February 28, 2007

   [RBC LOGO]          US$
                       Royal Bank of Canada
                       Principal Protected Notes due November 28, 2008
                       Linked to the Performance of the European Union Euro

Issuer:                  Royal Bank of Canada ("Royal Bank")
Series:                  Senior Global Medium-Term Notes, Series C
Issue Date:              May 31, 2007
Maturity Date and        November 28, 2008 (resulting in a term to maturity of
Term:                    approximately 18 months).
Coupon:                  We will not pay you interest during the term of the
                         Notes.
Underlying:              The payment at maturity on the Notes is linked to the
                         value of the European Union euro relative to the
                         United States dollar as reflected in the EUR/USD
                         exchange rate. The EUR/USD exchange rate expresses the
                         amount of U.S. dollars that can be exchanged for one
                         European Union euro.
Minimum Investment:      US$1,000.
Denomination:            US$1,000 (except that non-U.S. investors may be
                         subject to higher minimums).
Payment at Maturity:     At maturity, you will receive a cash payment equal to
                         the principal amount invested plus an amount equal to
                         that principal amount multiplied by the greater of:
                                    (a)   0%; or
                                    (b)   the Euro Performance.
Euro Performance:        The Euro Performance is an amount (expressed as a
                         percentage and rounded to two decimal places) equal to
                         the Component Change for the European Union euro.
                          The Component Change for the European Union euro is equal to:
                                              C(f)- C(i)
                                              ----------
                                                 C(i)
                         where,
                         C(f) is the Reference Price of the European Union
                         euro, "C", on November 25, 2008 (the "final valuation
                         date")
                         C(i) is the Reference Price of the European Union
                         euro, "C", on May 29, 2007 (the "initial valuation
                         date")
                         The Reference Price for the European Union euro will
                         be the EUR/USD Rate as reported by the Federal Reserve
                         Bank of New York appearing on Reuters screen 1FED to
                         the right of the caption "EUR" at approximately 10:00
                         a.m. New York time, on the relevant valuation date.
Clearance and            DTC global (including through its indirect
Settlement:              participants Euroclear and Clearstream, Luxembourg as
                         described under "Ownership and Book-Entry Issuance" in
                         the accompanying prospectus).
CUSIP Number:            78008EGY7
Listing:                 The Notes will not be listed on any securities
                         exchange or quotation system.
Calculation Agent:       The Bank of New York
Terms Incorporated:      All of the terms appearing above this item on the
in the Master Note       cover page of this pricing supplement and the terms
                         appearing under the caption "Specific Terms of the Note" below.

Investing in the Notes involves risks that are described in the "Risk Factor"' section beginning on page P-4 of this pricing supplement and page S-4 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus and prospectus supplement. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

                                                                                                  Proceeds to Royal
                                                      Price to Public      Agent's Commission       Bank of Canada
                                                      ---------------      ------------------       --------------
Per Note...........................................         100%                   %                      %
Total..............................................          $                     $                      $


                         RBC Capital Markets Corporation
                       Pricing Supplement dated May , 2007

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

                                TABLE OF CONTENTS

Pricing Supplement
Summary...............................................................................................      P-1
Risk Factors..........................................................................................      P-4
The European Union euro and Exchange Rates............................................................      P-8
Specific Terms of the Notes...........................................................................      P-10
Use of Proceeds and Hedging...........................................................................      P-15
Supplemental Tax Considerations.......................................................................      P-16
Supplemental Plan of Distribution.....................................................................      P-18

Prospectus Supplement
About This Prospectus Supplement......................................................................      S-1
Risk Factors..........................................................................................      S-1
Use of Proceeds.......................................................................................      S-4
Description of the Notes We May Offer.................................................................      S-5
Certain Income Tax Consequences.......................................................................      S-24
Supplemental Plan of Distribution.....................................................................      S-25
Documents Filed as Part of the Registration Statement.................................................      S-30

Prospectus
Documents Incorporated by Reference...................................................................      2
Where You Can Find More Information...................................................................      3
Further Information...................................................................................      3
About This Prospectus.................................................................................      4
Presentation of Financial Information.................................................................      5
Caution Regarding Forward-Looking Information.........................................................      5
Royal Bank of Canada..................................................................................      6
Risk Factors..........................................................................................      6
Use of Proceeds.......................................................................................      6
Consolidated Ratios of Earnings to Fixed Charges......................................................      7
Consolidated Capitalization and Indebtedness..........................................................      8
Description of Debt Securities........................................................................      9
Tax Consequences......................................................................................      26
Plan of Distribution..................................................................................      38
Benefit Plan Investor Consideration...................................................................      40
Limitation on Enforcement of U.S. Laws Against The Bank, Our Management and Others....................      41
Validity of Securities................................................................................      41
Experts...............................................................................................      41
Supplemental Financial Statement Schedule.............................................................      42
Other Expenses of Issuance And Distribution...........................................................      45

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


                                     SUMMARY

     The Principal Protected Notes (the "Notes") are medium-term notes issued by Royal Bank offering full principal protection and 100% participation in any appreciation of the performance of the European Union euro at maturity. The following is a summary of terms of the Notes, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Notes. The Notes may be offered to certain investors outside the United States in accordance with applicable local law. We urge non-U.S. investors to read "Risk Factors--Non-U.S. Investors May Be Subject to Certain Additional Risk". The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the "prospectus" mean our accompanying prospectus, dated January 5, 2007, and references to the "prospectus supplement" mean our accompanying prospectus supplement, dated February 28, 2007, which supplements the prospectus. Capitalized terms used in this pricing supplement which are defined in the accompanying prospectus or prospectus supplement shall have the meanings assigned to them in the prospectus or prospectus supplement.

Selected Purchase Considerations

o Growth Potential--The Notes provide the opportunity for participation in any increase in the value of the European Union euro against the U.S. dollar. You will receive 100% of any such gains at maturity.

o Principal Protection--At maturity, your principal is fully protected against any decrease in the value of the European Union euro against the U.S. dollar.

Selected Risk Considerations

o Market Risk--The extent to which the return on the Notes is positive is linked to the performance of the European Union euro against the U.S. dollar and will depend on whether, and the extent to which, such performance is positive. Currency prices may change unpredictably, affecting the value of your Notes in unforeseeable ways.

o Limited Portfolio Diversification--An investment in the Notes is similar to a concentrated investment in the economies of the members of the European Union.

o No Principal Protection Unless You Hold the Notes to Maturity--You will be entitled to receive a minimum payment of the principal amount of your Notes only if you hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the final valuation date. If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a substantial loss. You should be willing to hold your Notes to maturity.

o No Interest Payments--You will not receive any periodic interest payments on the Notes.

o There May Be Little or No Secondary Market for the Notes--The Notes will not be listed on any U.S. or foreign securities exchange or quotation system. There can be no assurance that a secondary market for the Notes will develop. RBC Capital Markets Corporation and potentially other affiliates of Royal Bank intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss. You should be willing to hold the Notes to maturity.

The Notes may be a suitable investment for you if:

o    You are willing to hold the Notes to maturity.

o You are willing to accept the risk of fluctuations in currency prices in general and the European Union euro in particular.

o You believe the performance of the European Union euro will be positive during the term of the Notes.

o You seek an investment that offers principal protection when held to maturity.

o    You do not seek current income from this investment.

The Notes may not be a suitable investment for you if:

o    You are unable or unwilling to hold the Notes to maturity.

o You are not willing to be exposed to fluctuations in currency prices in general and the European Union euro in particular.

o You believe the performance of the European Union euro will be negative during the term of the Notes.

o You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

o You prefer not to create an over-concentrated position in the currency sector of your portfolio.

o    You seek current income from your investment.

o    You seek an investment for which there will be an active secondary market.

What Are the Tax Consequences?

     Pursuant to the terms of the Notes, Royal Bank and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes for tax purposes as a debt instrument subject to special rules governing contingent payment obligations. As a result, if you are a U.S. holder, even though we will only make interest payments (if any) on your Note at maturity, you will generally be required to take into income an amount of interest for each accrual period determined by constructing a projected payment schedule for your Note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. These rules will generally have the effect of requiring you to include such amounts in income in respect of your Note prior to your receipt of cash attributable to such income.

     For a discussion of the Canadian federal income tax consequences of your investment in the Notes, see "Supplemental Tax Considerations--Supplemental Canadian Tax Considerations" on P-17.

Sample Calculations of the Payment at Maturity

     The examples set forth below are included for illustration purposes only. The Reference Prices of the European Union euro used to illustrate the calculation of Euro Performance are neither estimates nor forecasts of the References Prices of the European Union euro on the initial valuation date or the final valuation date on which the calculation of the Euro Performance, and in turn the payment at maturity, will depend.

     All examples assume that a holder has purchased Notes with an aggregate principal amount of $10,000 and that no extraordinary event has occurred.


Example 1--         Calculation of the payment at maturity where the Component
                    Change is greater than 0%.

                    Component Change           55%

                    Euro Performance           Since the Component is greater
                                               than 0% the Euro Performance will
                                               be equal to the Component Change.

                    Payment at Maturity        $10,000 + ($10,000 x 55%) =
                                               $10,000 + $5,500 = $15,500

                    On a $10,000 investment, a 55% percentage change results in a payment at maturity of $15,500, a 55% return on the Notes.



Example 2--         Calculation of the payment at maturity where the Component
                    Change is less than 0%.

                    Component Change           -25%

                    Euro Performance           Since the Component Change is
                                               less than 0%, the Euro
                                               Performance will be equal to 0%.

                    Payment at Maturity        $10,000 + ($10,000 x 0%) =
                                               $10,000 + $0 = $10,000

                    On a $10,000 investment, a -25% percentage change results in a payment at maturity of $10,000, a 0% return on the Notes.

                                  RISK FACTORS

     The Notes are not secured debt and are riskier than ordinary unsecured debt securities. The return on the Notes is linked to the performance of the European Union euro relative to the USD. Investing in the Notes is not equivalent to investing directly in the European Union euro. See "The European Union euro and Exchange Rates" below for more information.

     This section describes the most significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Notes.

The Notes Are Intended to Be Held to Maturity. Your Principal Is Only Protected If You Hold Your Notes to Maturity

     You will receive at least the minimum payment of the principal amount of your Notes only if you hold them to maturity. If you sell your Notes in the secondary market prior to maturity, you will not receive principal protection on the portion of your Notes sold and may incur a loss. You should be willing to hold your Notes to maturity.

Your Note May Not Appreciate; You Will Not Benefit from Any Appreciation in the Reference Price of the European Union euro If Such Appreciation Is Not Reflected in the Reference Price on the Final Valuation Date

     If the Euro Performance is zero or negative on the final valuation date, the payment at maturity with respect to each Note will be limited to the principal amount. This will be true even though the Euro Performance as of some date or dates prior to the final valuation date may have been positive, because the payment at maturity will be calculated only on the basis of the Reference Price of the European Union euro (or otherwise determined by the calculation agent, in the case of an extraordinary event) on the final valuation date. You should therefore be prepared to realize no return on the principal amount of your Notes during the term of the Notes.

The Values of the European Union Euro and the U.S. Dollar Are Affected by Many Complex Factors

     The value of any currency, including the European Union euro and the U.S. dollar, may be affected by complex political and economic factors. The EUR/USD exchange rate is at any moment a result of the supply and demand for the European Union euro and the U.S. dollar, and changes in the EUR/USD exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Europe, particularly member nations of the European Union, and the United States, as well as economic and political developments in other countries. Of particular importance are the relative rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Europe, particularly member nations of the European Union, and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the European Union, the governments of the European Union, the United States and other countries important to international trade and finance.

Risks Associated with the European Union euro May Adversely Affect the Market Price of the Notes

     We believe that the value of the Notes in the secondary market will be affected by supply of and demand for the Notes, the value of the European Union euro relative to the U.S. dollar, as measured by the EUR/USD exchange rate, and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the Notes of a change in a specific factor, assuming all other conditions remain constant.

     The EUR/USD Exchange Rate. We expect that the market value of the Notes at any given time will likely depend substantially on the changes, if any, in the value of the European Union euro relative to the U.S. dollar from its starting value. For example, increases in the value of the European Union euro relative to the U.S. dollar (as measured by increase in the corresponding exchange rate from its starting value) may cause an increase in the market value of the Notes because of the expectation that the maturity payment on the Notes will increase. Conversely, decreases in the value of the European Union euro relative to the

U.S. dollar (as measured by a decrease in the corresponding exchange rate from its starting value) may cause a decrease in the market value of the Notes because of the expectation that the maturity payment on the Notes will decrease. If you choose to sell your Notes when the value of the European Union euro relative to the U.S. dollar has declined, as measured by the exchange rate being above its initial value, you may receive less than the amount you originally invested.

     The values of the European Union euro relative to the U.S. dollar will be influenced by complex and interrelated political, economic, financial and other factors that can affect the currency markets on which the European Union euro and the U.S. dollar are traded. These factors are described in more detail in "--The Values of the European Union euro and the U.S. Dollar Are Affected by Many Complex Factors" above.

     Volatility of the European Union euro. Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the value of the European Union euro relative to the U.S. dollar changes, as measured by the EUR/USD exchange rate, the market value of the Notes may change.

     Interest Rates. The interactions of interest rates and spot currency rates are notoriously unpredictable and investors in the Notes must make their own determinations as to the possible future effects of changes in interest rates in the member countries of the European Union will affect the European Union euro and the Notes. In general, however, decreases in interest rates in member countries of the European Union relative to United States interest rates may decrease the future values of the European Union euro relative to the U.S. dollar, as implied by currency futures contracts, which would tend to decrease the value of the Notes, and increases in interest rates in member countries of the European Union relative to United States interest rates may increase the future values of the European Union euro relative to the U.S. dollar, as implied by currency futures contracts, which would generally tend to increase the value of the Notes. However, to reiterate, these are general tendencies only and there have been instances where these tendencies have not held and the effect of interest rate movements has been the opposite. Finally, interest rates may also affect the economies of the member countries of the European Union or of the United States and, in turn, the value of the European Union euro relative to the U.S. dollar, as measured by the EUR/USD exchange rate.

     Time Premium or Discount. As a result of a "time premium or discount," the Notes may trade at a value above or below that which would be expected based on the level of interest rates and the value of the European Union euro relative to the U.S. dollar the longer the time remaining to maturity. A "time premium or discount" results from expectations concerning the value of the European Union euro relative to the U.S. dollar during the period prior to the maturity of the Notes. However, as the time remaining to maturity decreases, this time premium or discount may diminish, thereby increasing or decreasing the market value of the Notes.

     Hedging Activities. Hedging activities related to the Notes by one or more of our affiliates will likely involve trading in the European Union euro or in the other instruments, such as options, swaps or futures, based upon the EUR/USD exchange rate or the European Union euro. This hedging activity could affect the market value of the Notes. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the Notes declines. Profit or loss from this hedging activity could affect the price at which RBC Capital Markets Corporation may be willing to purchase your Notes in the secondary market.

     Royal Bank of Canada's Credit Ratings, Financial Condition and Results. Actual or anticipated changes in the credit ratings, financial condition or results of Royal Bank of Canada may affect the market value of the Notes. The Notes are subject to the credit risk of Royal Bank of Canada.

     You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the Notes attributable to another factor, such as an increase in the value of the European Union euro relative to the U.S. dollar.

The Historical Performance of the European Union euro Is Not an Indication of the Future Performance of the European Union euro

     The historical performance of the European Union euro relative to the U.S. dollar, as measured by the EUR/USD exchange rate, which is included in this pricing supplement, should not be taken as an indication of the future performance of the EUR/USD exchange rate during the term of the Notes. Changes in the value of the European Union euro relative to the U.S. dollar will affect the trading price of the Notes, but it is impossible to predict whether the value of European Union euro relative to the U.S. dollar will rise or fall.

Even Though Currencies Trade Around-the-Clock, Your Notes Will Not

     The interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the Notes will not conform to the hours during which the European Union euro and the U.S. dollar are traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the market price of the Notes. The possibility of these movements should be taken into account in relating the value of the Notes to those in the underlying foreign exchange markets.

     There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers' offices, in bank foreign currency trading offices and to others who wish to subscribe to this information, but this information will not necessarily be reflected in the value of the European Union euro relative to the U.S. dollar used to calculate the maturity payment on your Notes. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

There May Not Be an Active Trading Market in the Notes--Sales in the Secondary Market May Result in Significant Losses

     You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. RBC Capital Markets Corporation and other affiliates of Royal Bank currently intend to make a market for the Notes although they are not required to do so. RBC Capital Markets Corporation or any other affiliate of Royal Bank may stop any such market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.

     If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price and, as a result you may suffer substantial losses.

The Calculation Agent Can Postpone the Calculation of the Euro Performance or the Maturity Date If an Extraordinary Event Occurs on the Final Valuation Date

     The calculation of the Euro Performance may be postponed if the calculation agent determines that an extraordinary event has occurred or is continuing on the final valuation date. If such a postponement occurs, then the calculation agent will instead use the settlement prices on the relevant futures and forward contracts on the first business day after that day on which no extraordinary event occurs or is continuing. In no event, however, will the final valuation date for the Notes be postponed by more than five business days. As a result, the maturity date for the Notes could also be postponed, although not by more than five business days. If the final valuation date is postponed to the last possible day, but an extraordinary event occurs or is continuing on such last possible day, that day will nevertheless be the final valuation date. If an extraordinary event is occurring on the last possible final valuation date, the calculation agent will make a good faith estimate in its sole discretion of the Euro Performance that would have prevailed in the absence of the extraordinary event. See "Specific Terms of the Notes--Extraordinary Event" in this pricing supplement.

     If an extraordinary event results in the deferral of the payment at maturity beyond the stated maturity date, no penalty interest will accrue or be payable on the deferred payment.

The Calculation Agent Can Modify the Determination of the Reference Price of the European Union euro

     The method of calculating the Reference Price of the European Union euro may be adjusted by the calculation agent from time to time upon the occurrence of certain extraordinary events. For example, if a Reference Price is not available for the European Union euro for any reason, then the calculation agent may take such action, including adjustments or to the method of calculating the Reference Price of the European Union euro, as it deems appropriate. See "Specific Terms of the Notes--Adjustments to the Reference Price" in this pricing supplement. Such changes could adversely affect the Euro Performance and, consequently, the payment at maturity on the Notes.

Non-U.S. Investors May Be Subject to Certain Additional Risks

     The Notes are denominated in U.S. dollars. If you are a non-U.S. investor who purchased the Notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or income of your investment.

     This pricing supplement contains a general description of certain U.S. and Canadian tax considerations relating to the Notes. If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the Notes and receiving payments of principal or other amounts under the Notes.

                   THE EUROPEAN UNION EURO AND EXCHANGE RATES

General

     The euro is the official currency of the member states of the European Economic and Monetary Union (the "European Monetary Union"). It was introduced in January 1999 and replaced the national currencies of the then 11 participating countries. Today, the euro is the official currency of 13 nations including: Germany, Belgium, Greece, Luxembourg, Spain, France, Ireland, Italy, the Netherlands, Austria, Portugal, Slovenia and Finland. Other current and future European Monetary Union countries may adopt the euro as their official currency.

     Exchange rates are foreign exchange spot rates that measure the relative values of two currencies, the U.S. dollar and European Union euro in the case of the EUR/USD exchange rate. The exchange rate is expressed as an amount of U.S. dollars that can be exchanged for one European Union euro. Thus, an increase in the value of the European Union euro will cause an increase in its exchange rate, while a decrease in the value of the European Union euro will cause a decrease in its exchange rate.

     We have obtained all information in this pricing supplement relating to the European Union euro and the EUR/USD exchange rate from public sources, without independent verification. Currently the EUR/USD exchange rate is published in The Wall Street Journal and other financial publications of general circulation. However, for purposes of calculating amounts due to holders of the Notes, the value of the European Union euro relative to the U.S. dollar as measured by the EUR/USD exchange rate, will be determined as described in "Specific Terms of the Notes--Reference Prices" below.

Historical Data on the EUR/USD Exchange Rate

     The historical data on are not indicative of the future performance of the or what the value of the Notes may be. Any historical upward or downward trend in during any period set forth below is not an indication that the value of the European Union euro relative to the U.S. dollar is more or less likely to increase or decrease at any time over the term of the Notes.

     EUR Spot is the EUR/USD Rate as reported by the Federal Reserve Bank of New York appearing on Reuters screen 1FED to the right of the caption "EUR" at approximately 10:00 a.m. New York time, on the relevant valuation date.

     The following graph show the daily value of each of the EUR/USD exchange rate in the period stated on the graph using historical data obtained from Bloomberg. Past movements of the EUR/USD exchange rates are not indicative of future values of the European Union euro.

                   European Union euro (EUR) (12/31/98-5/2/07)
                                 [CHART OMITTED]

                                              High Intra-Day           Low Intra-Day              Period-End
                                              Pricing of the           Pricing of the          Closing Price of
    Period-Start          Period-End          European Union           European Union            the European
        Date                 Date                 euro                     euro                  Union  euro
-------------------    -----------------    --------------------    ---------------------     -------------------

     1/1/2003             3/31/2003               1.1083                   1.0336                   1.0915
     4/1/2003             6/30/2003               1.1933                   1.0562                   1.1511
     7/1/2003             9/30/2003               1.1739                   1.0764                   1.1656
    10/1/2003             12/31/2003              1.2647                   1.1377                   1.2595

     1/1/2004             3/31/2004               1.2926                   1.2047                   1.2316
     4/1/2004             6/30/2004               1.2389                   1.1761                   1.2199
     7/1/2004             9/30/2004               1.2461                   1.1969                   1.2436
    10/1/2004            12/31/2004               1.3666                   1.2225                   1.3554

     1/1/2005             3/31/2005               1.3582                   1.2732                   1.2964
     4/1/2005             6/30/2005               1.3125                   1.1981                   1.2108
     7/1/2005             9/30/2005               1.2589                   1.1868                   1.2026
    10/1/2005            12/30/2005               1.2205                   1.164                    1.1849

     1/1/2006             3/31/2006               1.2323                   1.1802                   1.2118
     4/1/2006             6/30/2006               1.2979                   1.2034                   1.279
     7/1/2006             9/29/2006               1.2938                   1.2458                   1.2674
    10/1/2006            12/29/2006               1.3367                   1.2484                   1.3199

     1/1/2007             3/31/2007               1.3411                   1.2868                   1.3354
     4/1/2007              5/2/2007               1.3680                   1.3319                   1.3593



                  PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                           SPECIFIC TERMS OF THE NOTES

     In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Description of the Notes We May Offer--Legal Ownership" in the accompanying prospectus supplement and "Description of the Notes We May Offer--Ownership and Book-Entry Issuance" in the accompanying prospectus.

     The Notes are part of a series of senior debt securities entitled "Senior Global Medium-Term Notes, Series C" (the "medium-term notes") that we may issue under the senior indenture, dated October 23, 2003, as amended, between Royal Bank and The Bank of New York, as successor to the corporate trust business of JPMorgan Chase Bank, National Association, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all medium-term notes are described in "Description of the Notes We May Offer" in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and prospectus supplement and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

     Please note that the information about the price to the public and the net proceeds to Royal Bank on the front cover of this pricing supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

     We describe the terms of the Notes in more detail below.

Coupon

     We will not pay you interest during the term of the Notes.

Minimum Investment

     The minimum investment in the Notes will be US$1,000.

Denomination

     We will offer the Notes in denominations of US$1,000 (except that non-U.S. investors may be subject to higher minimums).

Defeasance

     There shall be no defeasance, full or covenant, applicable to the Notes.

Payment at Maturity

     You will receive a cash payment at maturity that is based on the Euro Performance, which may be positive or negative. The Notes are fully principal protected and you will receive at least a minimum of the principal amount at maturity.

     At maturity, you will receive a cash payment equal to the principal amount invested plus an amount equal to that principal amount multiplied by the greater of: (a) 0%; or (b) the Euro Performance. The Euro Performance is an amount (expressed as a percentage and rounded to two decimal places) equal to the Component Change for the European Union euro.

     The Component Change for the European Union euro will be determined as follows:


                                  C(f)- C(i)
                                  ----------
                                     C(i)

         where,

         C(f) is the Reference Price of the European Union euro, "C", on November 25, 2008 (the "final valuation date")

         C(i) is the Reference Price of the European Union euro, "C", on May 29, 2007 (the "initial valuation date")

     The method of determination for the Reference Price for the European Union euro is specified under "--Reference Prices" below. The method may be adjusted by the calculation agent upon the occurrence of certain extraordinary events as set forth under "--Adjustments to Reference Price" below.

Maturity Date

     If the maturity date stated on the cover of this pricing supplement is not a business day, then the maturity date will be the next following business day. If the second business day before that day does not qualify as the final valuation date referred to below, then the maturity date will be the second business day following the final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if an extraordinary event occurs or is continuing on a day that would otherwise be the final valuation date. We describe extraordinary events under "--Extraordinary Event" below.

     In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Final Valuation Date

     The final valuation date will be the final valuation date stated on the cover of this pricing supplement, unless the calculation agent determines that an extraordinary event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that an extraordinary event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than five business days.

Reference Prices

         The Reference Price for the European Union euro will be the EUR/USD Rate as reported by the Federal Reserve Bank of New York appearing on Reuters screen 1FED to the right of the caption "EUR" at approximately 10:00 a.m. New York time, on the relevant valuation date.

Reference Price on the Initial Valuation Date

               EUR
               ---
C(i)....


Adjustments to the Reference Price

     If any of the Reuters pages used as sources for the Reference Prices on the Maturity Date, or the successor page thereto, is not available on the final valuation date, the applicable exchange rate will be calculated by the calculation agent as the arithmetic mean of the applicable offer-side spot quotations received by the calculation agent from two leading commercial banks (selected in the sole discretion of the calculation agent), for the relevant currencies. If these spot quotations are available from fewer than two banks, then the calculation agent, in its sole discretion, shall determine which quotation is available and reasonable to be used. If no such spot quotation is available, the calculation agent shall determine the applicable exchange rate for such date in a commercially reasonable manner.

Extraordinary Event

     As set forth under "--Payment at Maturity" above, the calculation agent will determine the Euro Performance on the final valuation date. As described above, the final valuation date may be postponed and thus the determination of the Euro Performance may be postponed if the calculation agent confirms that, on the final valuation date, an extraordinary event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the Reference Price of the European Union euro on the first business day after the final valuation date on which no extraordinary event occurs or is continuing to determine the Euro Performance. In no event, however, will the determination of the Euro Performance be postponed by more than five business days.

     If the determination of the Euro Performance is postponed to the last possible day, but an extraordinary event occurs or is continuing on that day, that day will nevertheless be the date on which the Euro Performance will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Reference Price that would have prevailed in the absence of the extraordinary event and calculate the Euro Performance.

     An extraordinary event means any event, circumstance or cause which Royal Bank determines, and the calculation agent confirms, has or will have a material adverse effect on the ability of Royal Bank to perform its obligations under the Notes or to hedge its position in respect of its obligation to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect:

     o a suspension, absence or material limitation of trading in the spot, futures contracts, forward contracts or options contracts related to the European Union euro on any relevant exchange or in the over-the-counter currency markets or a limitation on trading in the spot, futures, forward or options contracts on any relevant exchange on any one day by reason of movements in prices that exceed the price permitted by such exchanges;

     o the enactment, publication, decree or other promulgation of any statute, regulation, rule or order of any court or other government authority which would make it unlawful or impracticable for Royal Bank to perform its obligations under the Notes or for dealers to execute, maintain or modify a hedge in a position in respect of the European Union euro;

     o the taking of any action by any governmental, administrative, legislative or judicial authority or power of Canada, the United States of America, Japan or the European Union or any political subdivision thereof which has a material adverse effect on the financial markets thereof; or

     o any outbreak or escalation of hostilities or other national or international calamity or crisis (including, without limitation, natural calamities) which has or would have a material adverse effect on the ability of Royal Bank to perform its obligations under the Notes or of a dealer to execute, maintain or modify a hedge of a position with respect to the European Union euro or a material and adverse effect on the economy of Canada, the United States of America, Japan or the European Union or the trading of currencies.

Default Amount on Acceleration

     If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount".

     For the purpose of determining whether the holders of our medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Note outstanding as the principal amount of that Note. Although the terms of the Notes may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities--Modification and Waiver" and "--Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies".

Default Amount

     The default amount for the Notes on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

     o the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

     o the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

     During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest -- or, if there is only one, the only -- quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

     The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

     o   no quotation of the kind referred to above is obtained, or

     o every quotation of that kind obtained is objected to within five business days after the due date as described above.

     If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

     In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

     For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

     o A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

     o P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

     Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

     When we refer to a business day with respect to the Notes, we mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in London and New York City are authorized or obligated by law, regulation or executive order to close.

Role of Calculation Agent

     The Bank of New York will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations or confirmations regarding the Reference Price of the European Union euro, extraordinary events, business days, the default amount, the Euro Performance and the amount payable in respect of your Notes at maturity. Absent manifest error, all determinations of and confirmations by the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

                           USE OF PROCEEDS AND HEDGING

     We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus supplement under "Use of Proceeds." We or our affiliates (or an unaffiliated party or parties with whom we contract) may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

     In anticipation of the sale of the Notes, we or our affiliates (or such unaffiliated party or parties) expect to enter into hedging transactions involving purchases of the European Union euro and/or listed and/or over-the-counter options or futures or forwards or other listed or over-the-counter derivative contracts on the European Union euro prior to or on the initial valuation date. From time to time, we or our affiliates (or such unaffiliated party or parties) may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates (or such unaffiliated party or parties) may acquire or dispose of long or short positions in listed or over-the-counter options, futures, forwards, or other instruments based on the value of the European Union euro.

     We or our affiliates (or such unaffiliated party or parties) may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

     We or our affiliates (or such unaffiliated party or parties) may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the European Union euro, listed or over-the-counter options or futures or forwards on the European Union euro or listed or over-the-counter options, futures, forwards, or other instruments based on the performance of the European Union euro.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" in this pricing supplement for a discussion of these adverse effects.

                         SUPPLEMENTAL TAX CONSIDERATIONS

     The following is a general description of certain United States and Canadian tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the Notes and receiving payments of principal or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

     The discussion below supplements the discussion under "Certain Income Tax Consequences-- Certain United States Federal Income Tax Consequences" in the attached prospectus and prospectus supplement and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

     The Notes will be treated as debt instruments subject to the special tax rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of the Notes prior to your receipt of cash attributable to that income.

     We have determined that the comparable yield for the Notes is equal to % per annum, compounded semiannually, with a projected payment at maturity of
$    based on an investment of $10,000.

     You are required to use this comparable yield and projected payment schedule in determining your interest accruals in respect of the Notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

     The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the Notes, and we make no representations regarding the amount of contingent payments with respect to the Notes.

     If you purchase the Notes for an amount that differs from the Notes' adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your Notes and their adjusted price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of the Notes will equal the Notes' original offering price plus any interest deemed to be accrued on the Notes (under the rules governing contingent payment obligations) as of the time you purchased the Notes.

     If you purchase the Notes for an amount that is less than the adjusted issue price of the Notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize on the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the Notes for an amount that is greater than the adjusted issue price of the Notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize on the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

     Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

     You will recognize gain or loss on the sale or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield for the Notes) and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your Notes under the rules set forth above.

     Any gain you recognize on the sale or maturity of the Notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the Notes, and thereafter, capital loss. The deductibility of capital losses is limited.

Supplemental Canadian Tax Considerations

     The discussion below supplements the discussion under "Certain Income Tax Consequences-- Certain Canadian Income Tax Consequences" in the attached prospectus and prospectus supplement and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a Non-Resident Holder (as defined in the accompanying prospectus supplement).

     Interest paid or credited or deemed for purposes of the Act to be paid or credited on a Note (including the Euro Performance) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax where we deal at arm's length for the purposes of the Act with the Non-Resident Holder at the time of such payment.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

         With respect to the Notes, Royal Bank will agree to sell to RBC Capital Markets Corporation, and RBC Capital Markets Corporation will agree to purchase from Royal Bank, the denomination of the Note specified, at the price specified on the front cover of this preliminary pricing supplement. RBC Capital Markets Corporation intends to resell each Note it purchases at the original issue price specified in the final pricing supplement. In the future, RBC Capital Markets Corporation, RBC Dain Rauscher Inc. or another of our affiliates may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We expect that delivery of the Notes will be made against payment for the Notes on or about May 31, 2007, which is the second (2nd) business day following the Pricing Date (this settlement cycle being referred to as "T+2"). For more information about the plan of distribution, the distribution agreement and possible market-making activities, see "Supplemental Plan of Distribution" in the accompanying prospectus supplement.

         To the extent the underwriter resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an "underwriter" of the notes as such term is defined in the Securities Act of 1933, as amended.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus or prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus and prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus and prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.





                                       US$


                                   [RBC LOGO]



                              Royal Bank of Canada
                    Senior Global Medium-Term Notes, Series C
                 Principal Protected Notes due November 28, 2008
              Linked to the Performance of the European Union Euro


                                  May  , 2007